Filed Pursuant to Rule 424(b)(3)
File No. 333-286635

PROSPECTUS
Quantum Corporation
Up to 12,376,540 Shares of Common Stock
This prospectus relates to the resale from time to time of up to 12,376,540 shares of common stock by YA II PN, Ltd., a Cayman Islands exempt limited partnership (the “Selling Stockholder”). The shares being offered by this prospectus consist of shares of common stock that we may, in our discretion, elect to issue and sell to the Selling Stockholder, from time to time, pursuant to a standby equity purchase agreement we entered into with the Selling Stockholder on January 25, 2025 (the “Purchase Agreement”), pursuant to which the Selling Stockholder has committed to purchase from us, at our direction, up to $200,000,000 of common stock, subject to terms and conditions specified in the Purchase Agreement. As consideration for the Selling Stockholder’s irrevocable commitment to purchase shares of our common stock at our election and in our discretion from time to time after the date of the Purchase Agreement and prior to the third anniversary of the Purchase Agreement, upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement, we issued to the Selling Stockholder 42,158 shares of common stock pursuant to the terms of the Purchase Agreement (the “Commitment Shares”). As of the date of this prospectus, we have sold an aggregate of 7,434,661 shares of common stock to the Selling Stockholder under the Purchase Agreement for an aggregate offering amount of approximately $87.2 million.
See the section of this prospectus entitled “Committed Equity Financing” for a description of the Purchase Agreement and the section entitled “Selling Stockholder” for additional information regarding the Selling Stockholder.
Our registration of the securities covered by this prospectus does not mean that the Selling Stockholder will offer or sell any of the shares of common stock. The Selling Stockholder may offer, sell, or distribute all or a portion of its shares of common stock publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholder pursuant to this prospectus. However, we may receive up to $200.0 million in aggregate gross proceeds from sales of our common stock to the Selling Stockholder that we may, in our discretion, elect to make, from time to time pursuant to the Purchase Agreement, of which we have received approximately $87.2 million as of the date of this prospectus. The resale of our common stock being offered by the Selling Stockholder pursuant to this prospectus, or the perception that these sales could occur, could result in a decline in the public trading price of our common stock. We provide more information about how the Selling Stockholder may sell or otherwise dispose of the shares of our common stock in the section entitled “Plan of Distribution.” We will bear all costs, expenses, and fees in connection with the registration of the shares of common stock offered hereby. The Selling Stockholder will bear all commissions and discounts attributable to its sales of the shares of common stock offered hereby.
The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, and any profits on the sales of shares of our common stock by the Selling Stockholder and any discounts, commissions, or concessions received by the Selling Stockholder are deemed to be underwriting discounts and commissions under the Securities Act.
Our shares of common stock are listed on the Nasdaq Global Market under the symbol “QMCO.” On September 30, 2025, the closing price of our common stock was $9.92 per share.
We are a “smaller reporting company” under the federal securities laws and are subject to reduced disclosure and public reporting requirements. See “Prospectus Summary—Smaller Reporting Company.”
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in our common stock involves a high degree of risk. See the section entitled “Risk Factors” on page 8 and incorporated by reference in this prospectus. You should carefully consider these risk factors, as well as the other information contained in this prospectus, before you invest.
The date of this prospectus is September 30, 2025.

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Neither we nor the Selling Stockholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus. We and the Selling Stockholder do not take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find More Information; Incorporation by Reference.”
All references in this prospectus to “Quantum,” the “Company,” “we,” “us” and “our” refer to Quantum Corporation and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.
“Quantum” and the Quantum logo are our trademarks. This prospectus and the documents incorporated by reference into this prospectus may also contain trademarks and trade names that are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply relationships with, or endorsements or sponsorship of us by, these other companies.
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ABOUT THIS PROSPECTUS
We may provide a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find More Information; Incorporation by Reference.”
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information; Incorporation by Reference.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that involve risks and uncertainties. When used in this prospectus, the words “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “plan,” “potential,” “will,” and similar expressions are intended to identify forward looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expected.
These forward-looking statements speak only as of the date hereof. We expressly disclaim any obligation or undertaking to update any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
You should read this prospectus completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY
This summary highlights selected information appearing elsewhere in this prospectus and does not contain all of the information that you should consider before investing in our common stock. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully.
Quantum Corporation
Quantum delivers end-to-end data management solutions designed for unstructured data in the artificial intelligence (“AI”) era. From high-performance ingest that powers AI applications and demanding data-intensive workloads to massive, durable data lakes to fuel AI models, Quantum delivers one of the most comprehensive and cost-efficient solutions for the entire data lifecycle. We specialize in solutions for video, images, audio, and other large files because this unstructured data represents more than 80% of all data being created according to leading industry analyst firms. Unstructured data poses both immense potential and significant challenges for organizations looking to retain and analyze their data for AI and other initiatives. Effectively managing and leveraging this data with an intelligent data management platform is not just an option but a necessity for businesses aiming to uncover hidden insights and create value.
Committed Equity Financing
On January 25, 2025, we entered into the Purchase Agreement with the Selling Stockholder. Pursuant to the Purchase Agreement, we have the right to sell to the Selling Stockholder up to $200,000,000 of shares of our common stock, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of common stock to the Selling Stockholder under the Purchase Agreement, and the timing of any such sales, are at our option, and we are under no obligation to sell any securities to the Selling Stockholder under the Purchase Agreement. In accordance with our obligations under the Purchase Agreement, we have filed the registration statement of which this prospectus forms a part with the SEC to register under the Securities Act the resale by the Selling Stockholder of up to 12,376,540 shares of common stock that we may elect, in our sole discretion, to issue and sell to the Selling Stockholder, from time to time under the Purchase Agreement. Upon the satisfaction of the conditions to the Selling Stockholder’s purchase obligation set forth in the Purchase Agreement, including that the registration statement of which this prospectus forms a part be declared effective by the SEC and the final form of this prospectus is filed with the SEC, we will have the right, but not the obligation, from time to time at our discretion for the 36-month period after the date of the Purchase Agreement, to direct the Selling Stockholder to purchase a specified number of shares of common stock (each such sale, an “Advance”) by delivering written notice to the Selling Stockholder (each, an “Advance Notice”). While there is no mandatory minimum amount for any Advance, it may not exceed 100.0% of the average of the daily trading volume of the common stock on the five consecutive trading days immediately preceding an Advance Notice. The per share purchase price for the shares of common stock that we elect to sell to the Selling Stockholder in an Advance pursuant to the Purchase Agreement will be determined by reference to the volume weighted average price of our common stock (the “VWAP”) and calculated in accordance with the Purchase Agreement; provided, however, that the Company may establish a minimum acceptable price in certain Advance Notices, as specified in the Purchase Agreement, below which it shall not be obligated to make any sales to the Selling Stockholder. There is no upper limit on the price per share that the Selling Stockholder could be obligated to pay for the common stock we elect to sell to it in any Advance. We will control the timing and amount of any sales of common stock to the Selling Stockholder. Actual sales of shares of our common stock to the Selling Stockholder under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, which may include, among other things, market conditions, the trading price of our common stock, and determinations by us as to the appropriate sources of funding for our business and its operations.
Under the applicable rules of The Nasdaq Stock Market LLC (“Nasdaq”), in no event may we issue to the Selling Stockholder under the Purchase Agreement more than 1,157,139 shares of common stock, which number of shares is equal to 19.99% of the aggregate number of shares of the common stock issued and outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap in accordance with applicable

Nasdaq rules, which approval was obtained at a special meeting of stockholders held on April 24, 2025, (ii) all applicable sales of shares of common stock under the Purchase Agreement equal or exceed the “Minimum Price” (as such term is defined in Nasdaq Rule 5635), or (iii) as to any Advance, the issuance of the common stock pursuant to an Advance Notice would be excluded from the Exchange Cap under Nasdaq rules (or interpretive guidance provided by Nasdaq with respect thereto). In addition, we may not issue or sell any shares of common stock to the Selling Stockholder under the Purchase Agreement which, when aggregated with all other shares of common stock then beneficially owned by the Selling Stockholder and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 promulgated thereunder), would result in the Selling Stockholder beneficially owning more than 4.99% of the outstanding voting power or number of shares of common stock (the “Ownership Limitation”).
The net proceeds from sales under the Purchase Agreement to us will depend on the frequency and prices at which we sell shares of our stock to the Selling Stockholder. We expect to use the net proceeds that we receive from sales under the Purchase Agreement for working capital and general corporate purposes, including the repayment of debt. The Selling Stockholder has agreed that it and its affiliates will not engage in any short sales of the common stock nor enter into any transaction that establishes a net short position in the common stock during the term of the Purchase Agreement. The Purchase Agreement will automatically terminate on the earlier to occur of (i) the 36-month anniversary of the date of the Purchase Agreement and (ii) the date on which the Selling Stockholder shall have purchased from us under the Purchase Agreement shares of our common stock for an aggregate gross purchase price of $200,000,000. We have the right to terminate the Purchase Agreement at no cost or penalty upon five trading days’ prior written notice to the Selling Stockholder; provided that there are no outstanding Advance Notices and all outstanding amounts the Company owes to the Selling Stockholder pursuant to the Purchase Agreement are repaid. We and the Selling Stockholder may also agree to terminate the Purchase Agreement by mutual written consent. Neither we nor the Selling Stockholder may assign or transfer our respective rights and obligations under the Purchase Agreement, and no provision of the Purchase Agreement may be modified or waived by us or the Selling Stockholder other than by an instrument in writing signed by both parties.
The Purchase Agreement contains customary representations, warranties, conditions, and indemnification obligations of the parties. The representations, warranties, and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties.
As consideration for the Selling Stockholder’s commitment to purchase shares of common stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, upon execution of the Purchase Agreement, we issued 42,158 Commitment Shares to the Selling Stockholder. We do not know what the purchase price for our common stock will be and therefore cannot be certain as to the number of shares we may issue to the Selling Stockholder under the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to $200,000,000 of our common stock to the Selling Stockholder, of which we have sold approximately $87.2 million of, only 12,376,540 shares of our common stock are being registered for resale by the Selling Stockholder under the registration statement of which this prospectus forms a part.
We may need to register for resale under the Securities Act additional shares of our common stock in order to receive aggregate gross proceeds equal to the $200,000,000 available to us under the Purchase Agreement, depending on market prices for our common stock. If all of the 12,376,540 shares offered by the Selling Stockholder for resale under the registration statement of which this prospectus forms a part were issued and outstanding (without taking into account the 4.99% Ownership Limitation or the 19.99% Exchange Cap limitation), such shares would represent approximately 48% of the total number of shares of our common stock outstanding as of June 30, 2025, after giving effect to such issuance. If we elect to issue and sell to the Selling Stockholder under the Purchase Agreement more than the 12,376,540 shares being registered for resale under the registration statement of which this prospectus forms a part, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause substantial additional dilution to our stockholders. The number of shares ultimately offered for resale by the Selling Stockholder is dependent upon the number of shares we elect to sell to the Selling Stockholder under the Purchase Agreement.

There are substantial risks to our stockholders as a result of the sale and issuance of common stock to the Selling Stockholder under the Purchase Agreement. These risks include the potential for substantial dilution and significant declines in our stock price. See the section entitled “Risk Factors—Risks Related to this Offering.” Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease as a result of sales under the Purchase Agreement to the Selling Stockholder, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to the Selling Stockholder. For more detailed information regarding the Purchase Agreement, see the section entitled “Committed Equity Financing.”
Corporate Information
Quantum was founded in 1980 and reincorporated under the laws of the State of Delaware in 1987. Our principal executive offices are located at 10770 E. Briarwood Avenue, Centennial, Colorado 80112, and our telephone number is (408) 944-4000. Our website address is www.quantum.com. We do not incorporate the information on, or accessible through, our website into this prospectus, and you should not consider any information on, or accessible through, our website as part of this prospectus.
Smaller Reporting Company
We are a smaller reporting company as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our shares of common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our shares of common stock held by non-affiliates exceeds $700 million as of the prior June 30.

THE OFFERING

Issuer	Quantum Corporation

Shares of Common Stock offered by the Selling Stockholder	Up to 12,376,540 shares of common stock we may elect, in our discretion, to issue and sell to the Selling Stockholder under the Purchase Agreement from time to time.

Terms of the offering
The Selling Stockholder will determine when and how it will dispose of any shares of common stock registered under this prospectus for resale.
Under the applicable rules of Nasdaq, in no event may the Company issue to the Selling Stockholder under the Purchase Agreement shares of common stock in excess of the Exchange Cap unless (i) the Company obtains stockholder approval to issue shares of common stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, which approval was obtained at a special meeting of stockholders held on April 24, 2025, (ii) all applicable sales of shares of common stock under the Purchase Agreement equal or exceed the “Minimum Price” (as such term is defined in Nasdaq Rule 5635), or (iii) as to any Advance, the issuance of the common stock pursuant to an Advance Notice would be excluded from the Exchange Cap under Nasdaq rules (or interpretive guidance provided by Nasdaq with respect thereto). In addition, the Company may not issue or sell any shares of common stock to the Selling Stockholder under the Purchase Agreement which, when aggregated with all other shares of common stock then beneficially owned by the Selling Stockholder and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the Selling Stockholder beneficially owning more than the Ownership Limitation.

Common Stock outstanding prior to this offering	13,319,249 shares.

Common Stock outstanding after this offering
25,695,789 shares of common stock, assuming the sale by us of a total of 12,376,540 shares pursuant to the Purchase Agreement. The actual number of shares issued will vary depending upon the actual sale prices under the Purchase Agreement.

Use of proceeds
We will not receive any proceeds from the resale of shares of our common stock offered by this prospectus by the Selling Stockholder. However, we may receive up to $200.0 million in aggregate gross proceeds under the Purchase Agreement from sales of common stock that we elect to make to the Selling Stockholder pursuant to the Purchase Agreement from time to time in our discretion, of which we have received approximately $87.2 million as of the date of this prospectus.
We expect to use the net proceeds that we receive from sales under the Purchase Agreement for working capital and general corporate purposes, including the repayment of debt. See “Use of Proceeds.”

Risk factors
Investing in our common stock involves a high degree of risk. See “Risk Factors” on page 8 and the other information included or incorporated by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Nasdaq trading symbol	“QMCO.”

The number of shares of our common stock to be outstanding immediately prior to and after this offering is based on 13,319,249 shares of our common stock outstanding as of June 30, 2025 and excludes:
•284,969 shares available for future issuance under the LTIP;
•204,383 shares available for future issuance under our Employee Stock Purchase Plan (the “ESPP”);
•39,629 shares available for future issuance under our 2021 Inducement Plan (the “Inducement Plan”);
•218,138 shares underlying restricted stock units (“RSUs”) granted pursuant to the LTIP;
•77,416 shares underlying performance-based restricted stock units (“PSUs”), granted pursuant to the LTIP; and
•5,000 shares issuable upon the exercise of outstanding warrants to purchase common stock, at a weighted average exercise price of $40.0 per share.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the risk factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K incorporated by reference in this prospectus, as well as any prospectus supplement to this prospectus, and the other information contained in or incorporated by reference into this prospectus and any prospectus supplement to this prospectus before deciding to invest in our common stock. These risks and uncertainties are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected.
Risks Related to this Offering
It is not possible to predict the actual number of shares we will sell to the Selling Stockholder under the Purchase Agreement, or the actual gross proceeds resulting from those sales. We may not have access to the full amount available under the Purchase Agreement.
On January 25, 2025, we entered into the Purchase Agreement with the Selling Stockholder, pursuant to which the Selling Stockholder committed to purchase up to $200,000,000 in shares of our common stock, subject to certain limitations and conditions set forth in the Purchase Agreement. The shares of our common stock that may be issued under the Purchase Agreement may be sold by us to the Selling Stockholder at our discretion, from time to time, over a 36-month period commencing on the date of the Purchase Agreement. We generally have the right to control the timing and amount of any sales of our shares of our common stock to the Selling Stockholder under the Purchase Agreement. Sales of our common stock to the Selling Stockholder under the Purchase Agreement will depend upon market conditions as well as other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all or a portion of the shares of our common stock that may be available pursuant to the Purchase Agreement, or decide to terminate the Purchase Agreement or only sell to the Selling Stockholder a portion of the shares of our common stock that may be available for us to sell thereunder.
Because the purchase price per share to be paid by the Selling Stockholder for the shares of our common stock that we elect to sell to the Selling Stockholder under the Purchase Agreement will fluctuate based on the market prices of our common stock during the applicable pricing period for each purchase, it is not possible for us to predict, as of the date of this prospectus, the number of shares of our common stock that we will sell to the Selling Stockholder under the Purchase Agreement, the purchase price per share that the Selling Stockholder will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Selling Stockholder under the Purchase Agreement. As of the date of this prospectus, we have sold an aggregate of 7,434,661 shares of common stock to the Selling Stockholder under the Purchase Agreement for an aggregate offering amount of approximately $87.2 million.
Although the Purchase Agreement provides that we may sell up to an aggregate of $200,000,000 of our common stock to the Selling Stockholder, only 2,260,575 shares of our common stock that may be issued to the Selling Stockholder under the Purchase Agreement (which number excludes the Commitment Shares) were registered pursuant to the registration statement on Form S-1 (File No. 333-284528) declared effective by the Securities and Exchange Commission (the “SEC”) on February 11, 2025 (the “Resale S-1”), and 17,550,626 shares were registered pursuant to the registration statement on Form S-3 (File No. 333-286635) declared effective by the SEC on April 28, 2025 (the “Resale S-3”) (of which 12,376,540 unsold shares are being registered for resale by the Selling Stockholder under this post-effective amendment to the registration statement that includes this prospectus).
If we elect to sell to the Selling Stockholder all of the 12,376,540 shares of our common stock being registered for resale by the Selling Stockholder in this post-effective amendment to the registration statement that includes this prospectus, depending on the market prices of our common stock during the applicable pricing period for each purchase made pursuant to the Purchase Agreement, the actual gross proceeds from the sale of all such shares may be less than the $200,000,000 total commitment originally available to us under the Purchase Agreement depending upon the actual sale prices under the Purchase Agreement.

If it becomes necessary for us to issue and sell to the Selling Stockholder under the Purchase Agreement more than the 12,376,540 shares being registered for resale under this post-effective amendment to the registration statement that includes this prospectus, in order to receive aggregate gross proceeds equal to the total commitment of $200,000,000 under the Purchase Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our common stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective.
We are required to obtain stockholder approval to issue shares of our common stock in excess of the Exchange Cap under the Purchase Agreement in accordance with the Nasdaq listing rules, unless the average per share purchase price paid by the Selling Stockholder for all shares of our common stock sold under the Purchase Agreement equals or exceeds $32.57, in which case, under the Nasdaq listing rules, the Exchange Cap limitation will not apply to issuances and sales of our common stock under the Purchase Agreement. We received stockholder approval for the issuance of up to $200,000,000 of our common stock pursuant to the Purchase Agreement and related change of control for purposes of complying with Nasdaq listing rule 5635 at a special meeting of stockholders held on April 24, 2025. In addition, the Selling Stockholder will not be required to purchase any shares of our common stock if such sale would result in the Selling Stockholder’s beneficial ownership exceeding 4.99% of the then-outstanding voting power or number of shares of our common stock.
Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of our common stock in addition to 12,376,540 shares of our common stock being registered for resale by the Selling Stockholder under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for resale by the Selling Stockholder is dependent upon the number of shares of our common stock we ultimately sell to the Selling Stockholder under the Purchase Agreement. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.
Investors who buy shares at different times will likely pay different prices.
Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to the Selling Stockholder. When we elect to sell shares of our common stock to the Selling Stockholder under the Purchase Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all or a portion of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares.
Future sales and issuances of our common stock or other securities might result in significant dilution to our existing stockholders and could cause the price of our common stock to decline.
To raise capital, we may sell our common stock, convertible securities or other equity securities in one or more transactions other than those contemplated by the Purchase Agreement, at prices and in a manner we determine from time to time. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by the Selling Stockholder, and the Selling Stockholder or investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into our common stock, in future transactions may be higher or lower than the price per share paid by the Selling Stockholder. Any sales of additional shares, including securities of notes convertible into common stock or warrants or other securities to purchase common stock, will dilute the interests of our existing stockholders.
Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock. In addition, the sale of substantial amounts of our common stock could adversely impact its price.
Our management team will have broad discretion as to the use of the proceeds from our sale of common stock to the Selling Stockholder under the Purchase Agreement, and such uses may not improve our financial condition or market value.
We intend to use the amount of net proceeds from our sale to the Selling Stockholder of shares of our common stock to repay a portion of our outstanding debt obligations and for working capital purposes. Our management will have broad discretion as to the application of such net proceeds for working capital purposes and could use them for purposes other than those contemplated hereby. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or advance our business objectives. The failure of our management team to use such proceeds effectively could have a material adverse effect on our business, financial condition and results of operations.

COMMITTED EQUITY FINANCING
On January 25, 2025, we entered into the Purchase Agreement with the Selling Stockholder. Pursuant to the Purchase Agreement, we have the right to sell to the Selling Stockholder up to $200,000,000 of shares of our common stock, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of common stock pursuant to the Purchase Agreement, and the timing of any sales, are at our option, and we are under no obligation to sell any securities to the Selling Stockholder under the Purchase Agreement. In accordance with the terms of the Purchase Agreement, 2,260,575 shares of our common stock that may be issued to the Selling Stockholder under the Purchase Agreement (which number excludes the Commitment Shares) were registered pursuant to the Resale S-1, and 17,550,626 shares were registered pursuant to the Resale S-3 (of which 12,376,540 unsold shares are being registered for resale by the Selling Stockholder under this post-effective amendment to the registration statement that includes this prospectus). We may elect, in our sole discretion, to issue and sell to the Selling Stockholder, up to 12,376,540 shares that we are registering pursuant to this registration statement, from time to time under the Purchase Agreement.
We do not have the right to commence any sales of our common stock to the Selling Stockholder under the Purchase Agreement until the date on which all of the conditions to the Selling Stockholder’s purchase obligation set forth in the Purchase Agreement have been satisfied. From and after such date, we have the right, but not the obligation, from time to time, at our sole and exclusive discretion, for the 36-month period after the date of the Purchase Agreement, to direct the Selling Stockholder to purchase a specified amount of shares of common stock, not to exceed the greater of 100.0% of the average of the daily volume traded of the common stock on the five consecutive trading days immediately preceding an Advance Notice, as described further below under the heading “—Advances of Common Stock Under the Purchase Agreement.”
We control the timing and amount of any sales of common stock to the Selling Stockholder. Actual sales of shares of our common stock to the Selling Stockholder under the Purchase Agreement depend on a variety of factors to be determined by us from time to time, which may include, among other things, market conditions, the trading price of our common stock, and determinations by us as to the appropriate sources of funding for our company and its operations.
Under the applicable Nasdaq rules, in no event may we issue to the Selling Stockholder under the Purchase Agreement more than 1,157,139 shares of common stock, which number of shares is equal to 19.99% of the aggregate number of shares of the common stock issued and outstanding immediately prior to the execution of the Purchase Agreement, unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, which approval was obtained at a special meeting of stockholders held on April 24, 2025, (ii) all applicable sales of shares of common stock under the Purchase Agreement equal or exceed the “Minimum Price” (as such term is defined in Nasdaq Rule 5635), or (iii) as to any Advance, the issuance of the common stock pursuant to an Advance Notice would be excluded from the Exchange Cap under Nasdaq rules (or interpretive guidance provided by the Nasdaq with respect thereto). Moreover, we may not issue or sell any shares of common stock to the Selling Stockholder under the Purchase Agreement which, when aggregated with all other shares of common stock then beneficially owned by the Selling Stockholder and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the Selling Stockholder beneficially owning shares of common stock in excess of the 4.99% Ownership Limitation.
Neither we nor the Selling Stockholder may assign or transfer any of our respective rights and obligations under the Purchase Agreement, and no provision of the Purchase Agreement may be modified or waived by the parties other than by an instrument in writing signed by both parties.
The net proceeds from sales under the Purchase Agreement depend on the frequency and prices at which we sell shares of common stock to the Selling Stockholder. We currently plan to use the net proceeds we receive from sales under the Purchase Agreement for working capital and general corporate purposes, including the repayment of debt.
As consideration for the Selling Stockholder’s commitment to purchase shares of common stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, upon execution of the Purchase

Agreement, we issued 42,158 Commitment Shares to the Selling Stockholder as set forth in the Purchase Agreement.
The Purchase Agreement contains customary representations, warranties, conditions, and indemnification obligations of the parties. The representations, warranties, and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.
Advances of Common Stock Under the Purchase Agreement
Advances
We have the right, but not the obligation, from time to time, at our sole and exclusive discretion, for the 36-month period after the date of the Purchase Agreement, to direct the Selling Stockholder to purchase up to a specified maximum amount of shares of common stock as set forth in the Purchase Agreement by delivering written notice to the Selling Stockholder (each, an “Advance Notice”) on any trading day (each, an “Advance Notice Date”), so long as:
•the amount under any single Advance does not exceed 100.0% of the average of the daily trading volume of the common stock on the five consecutive trading days immediately preceding an Advance Notice, unless otherwise agreed by the parties;
•the price to be paid for the shares of common stock that the Selling Stockholder is required to purchase in any single Advance under the Purchase Agreement is equal to either:
◦96.0% of the VWAP during the period commencing upon receipt of an Advance Notice and ending on 4:00 p.m. New York City time on the same trading day (unless otherwise agreed by the parties) as reported by Bloomberg L.P.; or
◦97.0% of the lowest daily VWAP during regular trading hours as reported by Bloomberg L.P., for the three trading days commencing on the date of an Advance Notice; and
•the applicable pricing period for all prior Advances has been completed and all shares of common stock subject to all prior Advances have been received by the Selling Stockholder (the “Advance Date”).
Conditions to Each Advance
The Selling Stockholder’s obligation to accept Advance Notices that are timely delivered by us under the Purchase Agreement and to purchase shares of our common stock in Advances under the Purchase Agreement are subject to the satisfaction, at the applicable Advance Notice Date, of the conditions precedent thereto set forth in the Purchase Agreement, all of which are entirely outside of the Selling Stockholder’s control, which conditions include the following:
•the accuracy in all material respects of our representations and warranties included in the Purchase Agreement;
•there being an effective registration statement pursuant to which the Selling Stockholder is permitted to utilize the prospectus thereunder to resell all of the Advance Shares pursuant to such Advance Notice;
•the sale and issuance of such Advance Shares being legally permitted by all laws and regulations to which we are subject;
•no Material Outside Event (as such term is defined in the Purchase Agreement) shall have occurred and be continuing;
•us having performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by the Purchase Agreement to be performed, satisfied, or complied with by us;

•no statute, rule, regulation, executive order, decree, ruling, or injunction having been enacted, entered, promulgated, or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly, materially, and adversely affects any of the transactions contemplated by the Purchase Agreement; and
•the common stock being quoted for trading on Nasdaq Global Market and us having not received any written notice that is then still pending threatening the continued quotation of the common stock on the Nasdaq Global Market.
Termination of the Purchase Agreement
Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earlier to occur of:
•the 36-month anniversary of the date of the Purchase Agreement; and
•the date on which the Selling Stockholder shall have purchased shares of common stock under the Purchase Agreement for an aggregate gross purchase price equal to $200,000,000.
We also have the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon five trading days’ prior written notice to the Selling Stockholder; provided that there are no outstanding Advance Notices under which we are yet to issue common stock. We and the Selling Stockholder may also terminate the Purchase Agreement at any time by mutual written consent.
No Short-Selling by the Selling Stockholder
The Selling Stockholder has agreed that it and its affiliates will not engage in any short sales during the term of the Purchase Agreement and will not enter into any transaction that establishes a net short position with respect to the common stock. The Purchase Agreement stipulates that the Selling Stockholder may sell our common stock to be issued pursuant to an Advance Notice, following receipt of the Advance Notice, but prior to receiving such shares, and may sell other common stock acquired pursuant to the Purchase Agreement that the Selling Stockholder has continuously held from a prior date of acquisition.
Effect of Sales of Our Common Stock under the Purchase Agreement on Our Stockholders
All shares of common stock that may be issued or sold by us to the Selling Stockholder under the Purchase Agreement that are being registered under the Securities Act for resale by the Selling Stockholder in this offering are expected to be freely tradable. The shares of common stock being registered for resale in this offering may be issued and sold by us to the Selling Stockholder from time to time at our discretion over the term of the Purchase Agreement. The resale by the Selling Stockholder of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock, if any, to the Selling Stockholder under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all or only some of the shares of our common stock that may be available for us to sell to the Selling Stockholder pursuant to the Purchase Agreement.
The Selling Stockholder may resell all or only some of such shares sold pursuant to the Purchase Agreement in its discretion and at different prices subject to the terms of the Purchase Agreement. As a result, investors who purchase shares from the Selling Stockholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and, in some cases, substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price.

Because the purchase price per share to be paid by the Selling Stockholder for the shares of common stock that we elect to sell to the Selling Stockholder under the Purchase Agreement will fluctuate based on the market prices of our common stock during the applicable pricing period, as of the date of this prospectus we cannot reliably predict the number of shares of common stock that we will sell to the Selling Stockholder under the Purchase Agreement, the actual purchase price per share to be paid by the Selling Stockholder for those shares, or the actual gross proceeds to be raised by us from those sales. As of June 30, 2025, there were 13,319,249 shares of our common stock outstanding. If all of the 12,376,540 shares offered by the Selling Stockholder for resale under the registration statement of which this prospectus forms a part were issued and outstanding (without taking into account the 4.99% Ownership Limitation or the 19.99% Exchange Cap limitation), such shares would represent approximately 48% of the total number of shares of our common stock outstanding as of June 30, 2025, after giving effect to such issuance.
Although the Purchase Agreement provides that we may, in our discretion, from time to time after the date of the Purchase Agreement and during the term of the Purchase Agreement, direct the Selling Stockholder to purchase shares of our common stock from us in one or more Advances under the Purchase Agreement, for a maximum aggregate purchase price of up to $200,000,000, of which we have sold approximately $87.2 million of, only 12,376,540 shares of common stock are being registered for resale under this post-effective amendment to the registration statement that includes this prospectus. Depending on the market prices of our common stock during the applicable pricing period for each purchase made pursuant to the Purchase Agreement, such number of shares may be insufficient to enable us to receive aggregate gross proceeds from the sale of such shares to the Selling Stockholder equal to the Selling Stockholder’s $200,000,000 total aggregate purchase commitment under the Purchase Agreement. While the market price of our common stock may fluctuate from time to time after the date of this prospectus and, as a result, the actual purchase price to be paid by the Selling Stockholder under the Purchase Agreement for shares of our common stock may also fluctuate, in order for us to receive the full amount of the Selling Stockholder’s commitment under the Purchase Agreement, it is possible that we may need to issue and sell more than the number of shares being registered for resale under this post-effective amendment to the registration statement that includes this prospectus.
If it becomes necessary for us to issue and sell to the Selling Stockholder more shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds of $200,000,000 under the Purchase Agreement, we must first (i) obtain stockholder approval prior to issuing shares of the common stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, which approval was obtained at a special meeting of stockholders held on April 24, 2025, and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our common stock, which the SEC must declare effective, in each case, before we elect to sell any additional shares of our common stock to the Selling Stockholder under the Purchase Agreement. The number of shares of our common stock ultimately offered for resale by the Selling Stockholder depends upon the number of shares of common stock we ultimately sell to the Selling Stockholder under the Purchase Agreement.
The issuance of shares of our common stock to the Selling Stockholder pursuant to the Purchase Agreement would not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders would be diluted. Although the number of shares of our common stock that our existing stockholders own would not decrease as a result of sales under the Purchase Agreement, the shares of our common stock owned by our existing stockholders would represent a smaller percentage of our total outstanding shares of our common stock after any such issuance.

The following table sets forth the number of shares of common stock to be issued to the Selling Stockholder under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to the Selling Stockholder(2)	Gross Proceeds from the Sale of Shares to the Selling Stockholder Under the Purchase Agreement
$6.00		18,792,710	59%	$112,756,265
$8.00		14,094,533	51%	$112,756,265
$9.92	(3)	11,366,559	46%	$112,756,265
$12.00		9,396,355	41%	$112,756,265
__________________
(1)The number of shares of common stock offered by this prospectus may not cover all of the shares we ultimately sell to the Selling Stockholder under the Purchase Agreement, depending on the purchase price per share. We have included in this column those shares that may be offered pursuant to the Purchase Agreement assuming an aggregate gross purchase price of $200.0 million and the $87.2 million in gross proceeds we have received to date, without regard for the Ownership Limitation. The assumed average purchase prices are solely for illustration and are not intended to be estimates or predictions of future stock performance.
(2)The denominator is based on 13,319,249 shares outstanding as of June 30, 2025, adjusted to include the issuance of the number of shares set forth in the second column that we would have sold to the Selling Stockholder, assuming the average purchase price in the first column. The numerator is based on the number of shares of common stock set forth in the second column.
(3)Represents the closing price of the common stock on the Nasdaq Global Market on September 30, 2025, the last trading day prior to the date of this prospectus.

USE OF PROCEEDS
This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholder. All of the common stock offered by the Selling Stockholder pursuant to this prospectus will be sold by the Selling Stockholder for its own account. We will not receive any of the proceeds from these sales. We may receive up to $200,000,000 aggregate of gross proceeds under the Purchase Agreement from any sales we make to the Selling Stockholder pursuant to the Purchase Agreement. As of the date of this prospectus, we have received approximately $87.2 million in gross proceeds under the Purchase Agreement. See “Plan of Distribution” elsewhere in this prospectus for more information.
We expect to use the net proceeds that we receive from sales under the Purchase Agreement for working capital and general corporate purposes, including the repayment of debt. The amounts and timing of these expenditures will depend on a number of factors, such as the timing and progress of our research and development efforts, regulatory actions affecting our business, technological advances and the competitive environment for our products. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds. Pending our use of the net proceeds as described above, we intend to invest the net proceeds pursuant to the Purchase Agreement in interest-bearing, investment-grade instruments.

DILUTION
The sale of our common stock to the Selling Stockholder pursuant to the Purchase Agreement will have a dilutive impact on our stockholders. In addition, the lower our stock price is at the time we exercise our right to sell shares to the Selling Stockholder, the more shares of our common stock we will have to issue to the Selling Stockholder pursuant to the Purchase Agreement, as a result of which our existing stockholders would experience greater dilution.
Our net tangible book value represents total tangible assets less total liabilities divided by the number of shares of common stock outstanding on June 30, 2025. As of June 30, 2025, we had a net tangible book value of $(101.4) million or $(7.61) per share of common stock.
After giving effect to the assumed sale of 12,376,540 shares of our common stock to the Selling Stockholder pursuant to the Purchase Agreement at an assumed sale price of $9.92 per share of our common stock, and after deducting estimated offering expenses payable by us, our as-adjusted net tangible book value as of June 30, 2025 would have been approximately $20.1 million, or $0.78 per share. This represents an immediate increase in net tangible book value of $8.39 per share to existing stockholders and an immediate dilution of $9.14 per share to new investors.
The following table illustrates this dilution on a per share basis:

Assumed offering price per share		$9.92
Historical net tangible book value per share of common stock at June 30, 2025	$(7.61)
Increase in net tangible book value per share of common stock attributable to this offering	8.39
As adjusted net tangible book value per share of common stock after this offering		0.78
Dilution per share of common stock to new investors		$9.14
The table above assumes for illustrative purposes that an aggregate of 12,376,540 shares of our common stock are sold at a price of $9.92 per share, for aggregate gross proceeds of approximately $122,775,277. The shares sold in this offering will be sold from time to time at various prices. A $1.00 increase in the price at which the shares are sold from the assumed public offering price of $10.92 per share, would increase our as adjusted net tangible book value by $0.04 per share, and increase the dilution per share to investors in this offering by approximately $2.60 per share, after deducting estimated fees and offering expenses payable by us. The as adjusted information provided above is illustrative only. The common stock sold in this offering will be sold from time to time at various prices.
The calculations above are based on 13,319,249 shares of our common stock outstanding as of June 30, 2025 and exclude:
•284,969 shares available for future issuance under the LTIP;
•204,383 shares available for future issuance under the ESPP;
•39,629 shares available for future issuance under the Inducement Plan;
•218,138 shares underlying RSUs granted pursuant to the LTIP;
•77,416 shares underlying PSUs granted pursuant to the LTIP; and
•5,000 shares issuable upon the exercise of outstanding warrants to purchase common stock, at a weighted average exercise price of $40.0 per share.
To the extent that additional shares are issued pursuant to the foregoing, investors purchasing our common stock in this offering will experience further dilution. In addition, we may offer other securities in other offerings due to market conditions or strategic considerations. To the extent we issue such securities, investors may experience further dilution.

SELLING STOCKHOLDER
This prospectus relates to the offer and sale by the Selling Stockholder of up to 12,376,540 shares of common stock that have been and may be issued by us to the Selling Stockholder under the Purchase Agreement. For additional information regarding the shares of common stock being offered by this prospectus, see the section entitled “Committed Equity Financing” above. We are registering the shares of common stock being offered by this prospectus pursuant to the provisions of the Purchase Agreement we entered into with the Selling Stockholder in order to permit the Selling Stockholder to offer such shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement, and as set forth in the section entitled “Plan of Distribution” in this prospectus, the Selling Stockholder has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Stockholder” means YA II PN, Ltd., a Cayman Islands exempt limited partnership, and the pledgees, donees, transferees, assignees, successors, designees, and others who later come to hold any of the Selling Stockholder’s interest in the common stock other than through a public sale.
The table below presents information regarding the Selling Stockholder and the shares of common stock that may be resold by the Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of September 24, 2025. The number of shares in the column entitled “Maximum Number of Shares of Common Stock to be Offered” represents all of the shares of common stock being offered for resale by the Selling Stockholder under this prospectus. The Selling Stockholder may sell some, all, or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and we are not aware of any existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares of our common stock being offered for resale by this prospectus.
Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act and includes shares of common stock with respect to which the Selling Stockholder has sole or shared voting and investment power. The percentage of shares of common stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 13,319,249 shares of our common stock outstanding on June 30, 2025. Because the purchase price to be paid by the Selling Stockholders for shares of common stock that we elect to sell to the Selling Stockholder in one or more Advances from time to time under the Purchase Agreement will be determined on the applicable Advance Dates for such Advances, the actual number of shares of common stock that we may sell to the Selling Stockholder under the Purchase Agreement may be fewer than the number of shares being offered for resale under this prospectus. The fourth column in the table below assumes the resale by the Selling Stockholder of all of the shares of common stock being offered for resale pursuant to this prospectus.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Stockholder has sole voting and investment power with respect to all shares of common stock that it beneficially owns, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Stockholder, the Selling Stockholder is not a broker-dealer or an affiliate of a broker-dealer.

	Number of Shares of Common Stock Beneficially Owned		Maximum Number of Shares of Common Stock Being Offered	Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock Are Sold
Name of Selling Securityholder	Number	Percent		Number(1)	Percent
YA II PN, Ltd.(2)	—	—%	12,376,540	—	—%
__________________
(1)    Assumes the sale of all shares being offered pursuant to this prospectus.
(2)    YA II PN, Ltd. is a fund managed by Yorkville Advisors Global, LP (“Yorkville LP”). Yorkville Advisors Global II, LLC (“Yorkville LLC”) is the General Partner of Yorkville LP. All investment decisions for YA II PN, Ltd. are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo. The business address of the Selling Stockholder, Yorkville LP and Yorkville LLC is 1012 Springfield Avenue, Mountainside, New Jersey 07092.

DESCRIPTION OF OUR SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation, our Bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of our Certificate of Incorporation, our Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.
Authorized and Outstanding Stock
Our Certificate of Incorporation authorizes the issuance of 225,000,000 shares of common stock, $0.01 par value per share, and 20,000,000 shares of undesignated preferred stock, $0.01 par value per share, 1,000,000 of which is designated as Series B Junior Participating Preferred Stock. As of June 30, 2025, there were 13,319,249 shares of common stock and no shares of preferred stock outstanding. The outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable. As of such date, there were 201 holders of record of our common stock and 1 holder of record of our warrants. Because many of our shares of common stock are held by brokers and other nominees on behalf of stockholders, the number of record holders of our common stock is not indicative of the total number of stockholders.
Common Stock
Voting Power
Each holder of common stock is entitled to one vote per share, except in the case of election of our directors.
Dividends
Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our Board in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically. We have not paid any cash dividends to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of future outstanding indebtedness we or our subsidiaries incur.
Liquidation, Dissolution and Winding Up
In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.
Preemptive or Other Rights
Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to common stock.
Election of Directors
At an election of directors of the Company, each holder of stock or any class or classes or of a series thereof shall be entitled to as many votes as shall equal the number of votes which such holder would be entitled to cast for the election of directors with respect to such holder’s shares of stock multiplied by the number of directors to be elected, and such holder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such holder sees fit.

Preferred Stock
Our Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. Our Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Quantum or the removal of existing management.
Warrants
As of June 30, 2025 there were 5,000 warrants to purchase common stock outstanding.
We issued 2,500 warrants to purchase common stock in June 2020 and an additional 2,500 warrants to purchase common stock in June 2023 to advisors of the Company at an exercise price of $60.00 and $20.00, respectively.
The June 2020 warrants entitle the registered holder to purchase one share of common stock at a price of $60.00 per share, subject to adjustment as discussed below, at any time commencing June 16, 2020. The June 2023 warrants entitle the registered holder to purchase one share of common stock at a price of $20.00 per share, subject to adjustment as discussed below, at any time commencing June 1, 2023. The June 2020 warrants will expire on June 16, 2030 and the June 2023 warrants will expire on June 1, 2033.
The warrants contain customary anti-dilution provisions adjusting the number of shares of common stock issuable upon exercise of the warrants and the exercise price of the warrants in the event of stock splits, stock dividends, stock combinations and reclassifications, certain dividends and distributions on our common stock, and certain reorganizations, mergers and consolidations involving us.
The June 2020 warrants are issued under and subject to the terms of the Warrant Agreement dated as of June 16, 2020 and the June 2023 warrants are issued under and subject to the terms of the Warrant Agreement dated as of June 1, 2023.
Certain Anti-Takeover Provisions of Delaware Law, and in our Certificate of Incorporation and Bylaws
Special Meetings of Stockholders
Our Certificate of Incorporation and our Bylaws provide that, unless otherwise required by law, special meetings of our stockholders may be called only by (i) our Board, (ii) the Chairman of our Board, if there be one, or (iii) the President.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely under our Bylaws, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which we first mailed our proxy materials or a notice of availability of proxy materials (whichever is earlier) for the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, notice by the stockholder must be received by the secretary no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such annual meeting is first made. Our Certificate of Incorporation and our Bylaws specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
Authorized but Unissued Shares
Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Section 203 of the Delaware General Corporation Law
We are subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”) regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:
•prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.
Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the “interested stockholder” and an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.
The provisions of DGCL, our Certificate of Incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Limitation on Liability and Indemnification of Directors and Officers
Our Certificate of Incorporation limits our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•for any transaction from which the director derives an improper personal benefit;

•for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•for any unlawful payment of dividends or redemption of shares; or
•for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and our Bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, we have entered into indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the company’s directors or officers or any other company or enterprise to which the person provides services at the company’s request.
We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in our Certificate of Incorporation and our Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock and warrants is Computershare Trust Company, N.A.
Listing of Securities
Our common stock is listed on the Nasdaq Global Market under the symbol “QMCO.”

PLAN OF DISTRIBUTION
The shares of common stock offered by this prospectus are being offered by the Selling Stockholder. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. We will not receive any of the proceeds from the sale of the securities by the Selling Stockholder. We may receive up to $200,000,000 aggregate gross proceeds under the Purchase Agreement from any sales we make to the Selling Stockholder pursuant to the Purchase Agreement, of which we have received approximately $87.2 million as of the date of this prospectus. The net proceeds from sales under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of common stock to the Selling Stockholder after the date of this prospectus.
The sale of the shares of our common stock offered by this prospectus could be effected in one or more of the following methods:
•ordinary brokers’ transactions;
•transactions involving cross or block trades;
•through brokers, dealers, or underwriters who may act solely as agents;
•“at the market” into an existing market for our common stock;
•in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•in privately negotiated transactions; or
•any combination of the foregoing.
In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.
The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.
The Selling Stockholder has informed us that it intends to use one or more registered broker-dealers to effectuate all sales of our common stock that it may acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then-current market price. Such registered broker-dealer may, in some circumstances (for instance if such registered broker-dealer’s involvement is not limited to receiving commission not in excess of the usual and customary distributors’ or sellers’ commissions), be considered to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Selling Stockholder has informed us that each such broker-dealer may receive commissions from the Selling Stockholder for executing such sales for the Selling Stockholder and, if so, such commissions will not exceed customary brokerage commissions.
Brokers, dealers, underwriters, or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our common stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our common stock sold by the Selling Stockholder.

We know of no existing arrangements between the Selling Stockholder or any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus.
We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement, or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including with respect to any compensation paid or payable by the Selling Stockholder to any brokers, dealers, underwriters, or agents that participate in the distribution of such shares by the Selling Stockholder, and any other related information required to be disclosed under the Securities Act.
We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our common stock covered by this prospectus by the Selling Stockholder.
As consideration for its irrevocable commitment to purchase our common stock under the Purchase Agreement, we have issued to the Selling Stockholder 42,158 shares of our common stock as Commitment Shares upon execution of the Purchase Agreement. In addition, we have paid the Selling Stockholder a structuring fee of $25,000 in connection with the structuring and due diligence of the transactions by the Selling Stockholder under the Purchase Agreement.
We also have agreed to indemnify the Selling Stockholder and certain other persons against certain liabilities in connection with the offering of shares of our common stock offered hereby, including liabilities arising under the Securities Act, or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Stockholder has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Stockholder specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.
The Selling Stockholder has represented to us that at no time prior to the date of the Purchase Agreement has the Selling Stockholder or any entity managed or controlled by the Selling Stockholder engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale or any transaction that establishes a net short position with respect to our common stock. The Selling Stockholder has agreed that, during the term of the Purchase Agreement, none of the Selling Stockholder, its officers, its sole member, or any entity managed or controlled by the Selling Stockholder will enter into or effect, directly or indirectly, any of the foregoing transactions for its own account or for the account of any other such person or entity.
We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.
This offering will terminate on the date that all shares of our common stock offered by this prospectus have been sold by the Selling Stockholder.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following is a summary of material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock purchased in this offering by a non-U.S. holder (as defined below). This summary does not address all aspects of U.S. federal income tax consequences relating thereto. This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, nor under U.S. federal gift, generation-skipping and estate tax laws. In general, a “non-U.S. holder” means a beneficial owner of our common stock (other than an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:
•an individual citizen or resident of the United States;
•a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.
This summary is based upon provisions of the Code and regulations, rulings and judicial decisions as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in tax consequences different from those summarized below. The remainder of this summary assumes that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address all aspects of U.S. federal income tax consequences that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a former citizen or resident of the United States, a foreign pension fund, a financial institution, an insurance company, a tax-exempt organization, a trader, broker or dealer in securities, commodities or currencies, a “controlled foreign corporation,” a “passive foreign investment company,” a partnership or other pass- through entity for U.S. federal income tax purposes (or an investor in such a pass-through entity), a person who acquired shares of our common stock as compensation or otherwise in connection with the performance of services, a person that owns, or is deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), a person using the accrual method of tax accounting subject to special tax rules under Section 451(b) of the Code, or a person who has acquired shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment). We cannot assure you that a change in law will not alter significantly the tax consequences that we describe in this summary.
If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock.
If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.
Distributions
In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock, and to the extent the amount of the distribution exceeds the non-U.S. holder’s adjusted tax basis in our common stock, the excess will be treated as gain from the disposition of our common stock (the tax treatment of which is discussed below under “—Gain on Disposition of Common Stock”). Any such distribution will also be subject to the discussion below under the headings “Information Reporting and Backup Withholding” and “Additional Withholding Requirements.”
Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base within the United States) are not subject to the withholding tax if the non-U.S. holder provides the applicable withholding agent a properly executed IRS Form W-8ECI certifying under penalty of perjury that the dividends are not subject to withholding because they are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base within the United States). Instead, such dividends are subject to U.S. federal income tax on a net income basis at the graduated U.S. federal income tax rates applicable to a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate for dividends will be required to provide the applicable withholding agent with a properly executed Internal Revenue Service, or the IRS, Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.
A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Gain on Disposition of Common Stock
Subject to the discussion of backup withholding and additional withholding requirements below, any gain realized by a non-U.S. holder on the sale or other disposition of our common stock generally will not be subject to U.S. federal income tax unless:
•the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder);
•the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
•we are or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.
A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition at the graduated rates applicable to a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by U.S. source capital losses even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes. However, because the determination of whether we are a United States real property holding corporation depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other assets used or held for use in a trade or business, there can be no assurance that we will not become a U.S. real property holding corporation in the future. Even if we are or become a United States real property holding corporation, provided that our common stock is regularly traded on an established securities market, within the meaning of applicable Treasury regulations, our common stock will be treated as a U.S. real property interest only with respect to a non-U.S. holder that holds more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. In such case, such non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to U.S. persons. No assurance can be provided that our common stock will be considered to be regularly traded on an established securities market for purposes of the rules described above.
Information Reporting and Backup Withholding
Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS whether or not such distributions constitute dividends for U.S. federal income tax purposes. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock made within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Additional Withholding Requirements
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as FATCA), a 30% U.S. federal withholding tax may apply to any dividends paid on, and, subject to the discussion of the proposed Treasury regulations below, the gross proceeds from a sale or other disposition of, our common stock paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Distributions,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax.
Proposed Treasury regulations, if finalized in their present form, would eliminate withholding under FATCA with respect to payment of gross proceeds from a sale or other disposition of our common stock. The preamble to such proposed Treasury regulations stated that taxpayers may generally rely on the proposed Treasury regulations until final regulations are issued.
The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. Each prospective investor should consult his, her or its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock, including the consequences of any proposed change in applicable laws.

LEGAL MATTERS
The validity of the common stock offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Palo Alto, California.
EXPERTS
The audited consolidated financial statements of Quantum Corporation incorporated by reference in this prospectus and elsewhere in this registration statement, have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
We have filed a registration statement on Form S-1 with the SEC under the Securities Act. This prospectus is part of the registration statement but the registration statement includes additional exhibits. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus and the accompany registration statement, over the Internet at the SEC’s website at www.sec.gov.
The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:
•our Annual Report on Form 10-K for the fiscal year ended March 31, 2025;
•our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025, as amended by Amendment No. 1 filed with the SEC on September 23, 2025;
•our Current Reports on Form 8-K filed with the SEC on April 3, 2025, April 17, 2025, April 29, 2025, June 3, 2025, June 18, 2025, July 8, 2025, July 23, 2025, August 8, 2025, August 18, 2025, August 26, 2025, August 28, 2025, September 15, 2025 and September 23, 2025; and
•the description of our common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended March 31, 2023 filed with the SEC on June 6, 2023.
We incorporate by reference all additional documents that we file with the SEC under the terms of Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are filed after the initial filing date of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, as well as between the date of this prospectus and the termination of any offering of securities offered by this prospectus. Such information shall be deemed incorporated by reference into this prospectus without any further act on our behalf. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.
Our website address is www.quantum.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.
Any person, including any beneficial owner, may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus, at no cost, by writing or telephoning us at the following address and number: Investor Relations, Quantum Corporation, 10770 E. Briarwood Avenue, Centennial, Colorado 80112, telephone +1 (408) 944-4000. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.

Up to 12,376,540 Shares
Quantum Corporation
Common Stock

PROSPECTUS

September 30, 2025